Exhibit 16.1

May 2, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:

Wellness Center USA, Inc.

Commission File Number: 333-173216

Commissioners:

We have read Item 4.01 of Form 8-K dated May 2, 2016, of Wellness Center USA, Inc. and are in agreement with the statements contained therein insofar as they relate to our firm.

Very truly yours,

/s/ Li and Company, PC

Li and Company, PC